                                                                    EXHIBIT (h)2



                       FUND ACCOUNTING SERVICING AGREEMENT


        THIS AGREEMENT is made and entered into as of this 6th day of June, 2001, by and between Alpine Series Trust, a business trust organized under the laws of the State of Massachusetts (the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

        WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

        WHEREAS, FMFS is a limited liability company and, among other things, is in the business of providing mutual fund accounting services to investment companies; and

        WHEREAS, the Trust desires to retain FMFS to provide accounting services to each series of the Trust listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund"), as it may be amended from time to time.

        NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.      APPOINTMENT OF FUND ACCOUNTANT

        The Trust hereby appoints FMFS as Fund Accountant of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.      DUTIES AND RESPONSIBILITIES OF FMFS

        A.      Portfolio Accounting Services:

                (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager.

                (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees of the Trust shall approve, in good faith, the method for determining the fair value for such securities.

                (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.



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                (4)     Determine gain/loss on security sales and identify them
                        as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

        B.      Expense Accrual and Payment Services:

                (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

                (2) Record payments for each Fund's expenses upon receipt of written authorization from the Trust.

                (3) Account for each Fund's expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FMFS and the Trust.

                (4)     Provide expense accrual and payment reporting.

        C.      Fund Valuation and Financial Reporting Services:

                (1) Account for share purchases, sales, exchanges, transfers, dividend reinvestments with respect to each Fund, and other Fund share activity as reported by the transfer agent on a timely basis.

                (2)     Apply equalization accounting as directed by the Trust.

                (3) Determine net investment income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                (4) Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.

                (5) Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the applicable Fund's Prospectus.

                (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of each Fund's operations at such time as required by the nature and characteristics of such Fund.

                (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.



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                (8)     Prepare monthly reports that document the adequacy of
                        accounting detail to support month-end ledger balances.

        D.      Tax Accounting Services:

                (1) Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

                (2) Maintain tax lot detail for the investment portfolio of each Fund.

                (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

                (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

        E.      Compliance Control Services:

                (1) Support reporting to regulatory bodies and support financial statement preparation by making the Funds' accounting records available to the Trust, the Securities and Exchange Commission, and the outside auditors.

                (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder

        F. FMFS will perform the following accounting functions on a daily basis:

                (1) Reconcile cash and investment balances of each Fund with the Trust's custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes;

                (2) Transmit or mail a copy of the portfolio valuation to each Fund's investment adviser;

                (3) Review the impact of current day's activity on a per share basis, review changes in market value.

        G.      In addition, FMFS will:

                (1)     Prepare monthly security transactions listings;

                (2) Supply various Trust, Fund and class statistical data as requested by the Trust on an ongoing basis.



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3.      PRICING OF SECURITIES

        For each valuation date, obtain prices from a pricing source selected by FMFS but approved by the Board of Trustees and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Board of Trustees of the Trust shall approve, in good faith, the method for determining the fair value for such securities.

        If the Trust desires to provide a price that varies from the pricing source, the Trust shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.      CHANGES IN ACCOUNTING PROCEDURES

        Any resolution passed by the Board of Trustees of the Trust that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FMFS.

5.      CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

        FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

6.      COMPENSATION

        FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice. Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of the assets and property of the particular Fund involved.

7.      PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

        A. FMFS shall exercise reasonable care and act in good faith in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of relating to or resulting from FMFS's refusal or failure to comply with the terms of this Agreement or from bad



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                faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust, except for any and all == claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

                FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

                Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

        B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to



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                present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

        C. FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

8.      PROPRIETARY AND CONFIDENTIAL INFORMATION

        FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

        [Further, the FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act (the "Act") and Regulation S-P thereunder, as may be modified from time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Trust's current or past shareholders to any nonaffiliated third parties unless necessary to carry out the services required by this Agreement, or allowed under one of the exceptions noted under the Act, or as specifically directed by the Trust.

9.      TERM OF AGREEMENT; ASSIGNMENT

        This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by



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        mutual written consent of the parties. This Agreement and any right or obligation hereunder may not be assigned by FMFS without the consent of the Trust.

10.     RECORDS

        FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

11.     GOVERNING LAW

        This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

12.     DUTIES IN THE EVENT OF TERMINATION

        In the event that in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust (except where such termination follows a breach of the Agreement by FMFS) transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

13.     NO AGENCY RELATIONSHIP

        Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

14.     DATA NECESSARY TO PERFORM SERVICES

        The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.



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15.     NOTIFICATION OF ERROR

        The Trust will notify FMFS of any discrepancy between FMFS and the Trust, including, but not limited to, failing to account for a security position in the fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Trust; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

16.     NOTICES

        Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
        Notice to FMFS shall be sent to:

        Firstar Mutual Fund Services, LLC
        615 East Michigan Street
        Milwaukee, WI  53202

        and notice to the Trust shall be sent to:

        Alpine Series Trust
        122 East 42nd Street
        37th Floor
        New York, NY  10168

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ALPINE SERIES TRUST                          FIRSTAR MUTUAL FUND SERVICES, LLC


By:                                          By:
   --------------------------------             --------------------------------

Print:                                       Print:
      -----------------------------                -----------------------------

Title:                                       Title:
      -----------------------------                -----------------------------

Date:                                        Date:
     ------------------------------               ------------------------------



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                            FUND ACCOUNTING SERVICES
                               ANNUAL FEE SCHEDULE

                                                                       EXHIBIT A

                            Separate Series of Alpine Series Trust

NAME OF SERIES                                                      DATE ADDED

Alpine Dynamic Balance Fund                                          06/06/01
--------------------------------------------------------------------------------

(The custom fee schedule for the Alpine Series Trust will be in place for 3 years. The fees will not be subject to any material changes, which does not include CPI increases, or various changes to out-of-pocket expenses.)

Domestic Balanced Funds

Annual Minimum Fee of $25,000 which includes the first $27,500,000

Plus

2.0 basis points from $27,500,001 to $300 Million
1.5 basis points on the next $500 Million
1.0 basis point on the excess

Multi-Classes: Each class is an additional 35% of the charge of the initial class.

Special Reports charge:

Labor: Senior Staff $150.00 per hour
Junior Staff $75.00 per hour
Computer time $45.00 per hour

Annual Midwest Regional CPI increase



All fees are billed monthly plus out-of-pocket expenses, including pricing service:

               Domestic and Canadian Equities             $.15



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
               Options                                    $.15

               Corp/Gov/Agency Bonds                      $.50

               CMO's                                      $.80

               International Equities and Bonds           $.50

               Municipal Bonds                            $.80

               Money Market Instruments                   $.80

               Per fund per month - Mutual Funds          $125


Extraordinary services - quoted separately
      Conversion Estimate - one month's fee

NOTE - All schedules subject to change depending upon the use of derivatives - options, futures, short sales, etc.

Factor Services (BondBuyer)
      Per CMO - $1.50/month
      Per Mortgage Backed - $0.25/month
      Minimum - $300/month




ALL PRICING VALID FOR 45 DAYS